Exhibit 19.1

VIQ SOLUTIONS INC.

CORPORATE DISCLOSURE POLICY

As amended and restated on July 9, 2021

OBJECTIVE

The objective of the Corporate Disclosure Policy (the “Policy”) of VIQ Solutions Inc. (“our”, “we”, or the “Company”) is to ensure that our communications to the investing public about the Company are:

(a)	timely, factual and accurate; and
(b)	consistent and broadly disseminated in accordance with all applicable legal and regulatory requirements.

Everyone who invests in the Company’s securities should have equal access to information that may affect their investment decisions. Insiders of the Company and others who have undisclosed material information about the Company should not trade in the Company’s securities or inform others of the undisclosed material information unless it is necessary in the ordinary course of business.

This disclosure policy extends to all “staff” (defined as including employees, contractors, directors, and officers) of the Company and its wholly owned subsidiaries, our Board of Directors (the “Board”) and those authorized to speak on our behalf. It covers disclosures in documents filed with securities regulators and written statements made in our annual and quarterly reports, news releases, letters to shareholders, speeches and presentations by senior management or other persons speaking on behalf of the Company and information contained on the Company’s website and other electronic communications. It extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as press conferences and conference calls.

This Policy confirms in writing our existing practices. Its goal is to raise awareness of our approach among the Board, senior management, employees, and others who have undisclosed material information about the Company.

This Policy is also intended to assist the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) of the Company in making certifications with respect to the disclosure controls of the Company required under National Instrument 52-109 and to assist any director or officer of the Company in the conduct of the reasonable investigation required to provide a defense to any action against such director or officer based on a misrepresentation or failure to make timely disclosure.

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DISCLOSURE COMMITTEE

The Company has established a Disclosure Committee consisting of the Chief Executive Officer and the Chief Financial Officer. The Disclosure Committee has the responsibility to oversee the Company’s disclosure practices and to:

(a)	update this Policy regularly, including to take account of new developments and standards of practice;
(b)	monitor the effectiveness of and compliance with this Policy;
(c)	educate the Company’s staff about the matters covered by this Policy;
(d)	review and authorize all written, electronic and oral disclosure before it is publicly disclosed;
(e)	monitor the Company’s website;
(f)	meet as needed, to discuss drafting responsibilities for public documents and to identify any areas of particular risk and sensitivity that require special care; and
(g)	document, monitor and evaluate the disclosure controls and procedures and internal controls and procedures for financial reporting of the Company.

It is essential that the members of the Disclosure Committee be kept fully apprised of all pending material developments concerning the Company in order to evaluate and discuss those events and to determine the appropriateness and timing of public release of information. If any staff member of the Company becomes aware of any information which may constitute material information they must forthwith advise one of the members of the Disclosure Committee. If any staff member is unsure whether or not information is material, they should immediately contact a member of the Disclosure Committee before disclosing it to anyone. If it is deemed that material information should remain confidential, the Disclosure Committee will determine how that information will be controlled.

The Disclosure Committee will ensure that the Board is promptly and fully informed regarding potential disclosure issues facing the Company as they may arise from time to time.

DESIGNATED SPOKESPERSONS

The Company designates a limited number of spokespersons responsible for communication with the media, analysts, investors, brokers and other members of the investment community. The CEO, the CFO, President, Chief Operating Officer, or the Chief Marketing Officer shall be the official spokespersons for the Company. Individuals holding these offices may, from time to time, designate others within the Company to speak on behalf of the Company as back-ups or to respond to specific inquiries from the investment community or the media.

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Other persons who are not authorized spokespersons must not respond under any circumstances to inquiries from the investment community, the media or others. All such inquiries shall be referred to the CEO.

The names and telephone numbers of the spokespersons should be provided to the market surveillance departments of the Toronto Stock Exchange (“TSX”) and the Nasdaq Stock Market LLC (“Nasdaq”).

RESPONSIBILITY FOR ELECTRONIC COMMUNICATIONS

This Policy also applies to electronic communications. Accordingly, officers and personnel responsible for written and oral public disclosures shall also be responsible for electronic communications. The CEO and CFO are responsible for updating the investor relations section of the Company’s website and are responsible for monitoring all information placed on the website to ensure that it is accurate, complete and up to date. All data posted to the website, including text and audio-visual material, should show the date that such material was posted. Any material changes in information must be updated immediately.

Outlined below are other electronic communications guidelines:

(a)

Links from the Company’s website to a third-party website must be approved by the CEO. Any such links will include a notice that advises the reader that he or she is leaving the Company’s website and that we are not responsible for the contents of the other site.

(b)

Disclosure on our website alone does not constitute adequate disclosure of information that is considered material non-public information. Any disclosures of material information on our website will be preceded by a news release.

(c)

Response to electronic enquiries will be the responsibility of the CEO or CFO. Only public information or information which could otherwise be disclosed in accordance with this disclosure policy shall be utilized in responding to electronic inquiries.

(d)

Staff are prohibited from participating in Internet chat room or newsgroup discussions on matters pertaining to the Company’s activities or its securities. Staff who encounter a discussion pertaining to the Company should advise the CEO immediately.

(e)	The investor relations information must be placed on a separate page on the Company’s website and must not be commingled with any sales and marketing or promotional material regarding the Company.
(f)	The Company will not disclose material information on its website or distribute it by e-mail or any other electronic manner before it is disseminated in a news release in accordance with this Policy.

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(g)	All material information filed on SEDAR or EDGAR shall be made available on the Company’s website.
(h)

All supplementary non-material information that is distributed to analysts and other parties but not otherwise publicly distributed should be posted on the Company’s website as soon as practicable. If the volume of such information makes this impractical, the Company should describe the information on its website and provide contact information whereby the investor may contact the Company to obtain a copy of the information or review the information with the CEO or CFO.

PRINCIPLES OF DISCLOSURE OF MATERIAL INFORMATION

Material information is any information relating to the business and affairs of the Company that result in, or would reasonably be expected to result in, a significant change in the market price or value of the Company’s securities or that would reasonably be expected to have a significant influence on a reasonable investor’s investment decisions.

In complying with the requirement to disclose all material information under applicable laws and stock exchange rules, the Company will adhere to the following basic disclosure rules:

(a)	Disclosure must include any information, which by omission would make the rest of the disclosure misleading (half truths are misleading).
(b)	Unfavourable material information must be disclosed as promptly and completely as favourable information.
(c)

There will be NO selective disclosure. Previously undisclosed material information must not be disclosed to selected individuals (for example, in an interview with an analyst or in a telephone conversation with a significant investor). If previously undisclosed material information has been inadvertently disclosed to an analyst or any other person not bound by an express confidentiality obligation, this information must be broadly disclosed immediately via news release.

(d)	Disclosure must be corrected if the Company subsequently learns that earlier disclosure by the Company contained a material error at the time it was given.
(e)

Material changes concerning the Company must be reported in a material change report which shall be filed with the securities regulators as soon as practical and no later than ten days after the material change occurs.

(f)	Everyone to whom this Policy applies who becomes aware of information that appears to be material must immediately disclose that information to at least one member of the Disclosure Committee.

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(g)	When determining whether or not information is material, the following principles must be applied:
(i)	the nature of the information, the volatility and liquidity of the Company’s securities and prevailing market conditions will impact on materiality;
(ii)	material information cannot be made immaterial by breaking it into smaller pieces;
(iii)	the determination of whether or not information is material often involves the exercise of difficult business judgments based on experience;
(iv)	if there is any doubt about whether or not information is material, the Company must err on the side of caution and the information must be disclosed to the public; and
(v)	regulators have given examples of events and information that they believe may be material. See Appendix A for examples of information that the Canadian regulators and the TSX believe may be material.

MAINTAINING CONFIDENTIALITY

Any staff member privy to confidential information is prohibited from communicating this information to anyone else, unless it is necessary to do so in the course of business. Efforts will be made to limit access to such confidential information to only those who need to know the information, and such persons will be advised that the information is to be kept confidential. Disclosure to the media, analysts, institutional investors or other market professionals will generally not be considered to be within the “necessary course of business” exemption for the disclosure of confidential information.

Outside parties privy to undisclosed material information concerning the Company will be told that they must not divulge such information to anyone else, other than in the necessary course of business and that they may not trade in the Company’s securities until the information is publicly disclosed. Such outside parties will confirm their commitment to non-disclosure in the form of a written confidentiality agreement.

In order to prevent the misuse or inadvertent disclosure of material information, the following procedures should be observed:

(a)	Confidential matters should not be discussed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes or taxis.
(b)	Confidential matters should not be discussed on wireless telephones.
(c)	Confidential documents should not be read in public places and should not be discarded where others can retrieve them.

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(d)	Staff must ensure they maintain the confidentiality of information in their possession outside of the office.
(e)

Transmission of documents by electronic means, such as by fax or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

(f)

Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed.

(g)	Access to confidential electronic data should be restricted through the use of passwords.
(h)

Documents and files containing confidential information should be kept in a safe place where access is restricted to individuals who “need to know” that information in the necessary course of business.

(i)

All proprietary information, including computer programs and other records, remain the property of the Company and may not be removed, disclosed, copied or otherwise used except in the normal course of employment/involvement with the Company or with the prior permission of a member of the Disclosure Committee.

DISCLOSURE OF MATERIAL INFORMATION

Material information will be publicly disclosed as soon as practicable via news releases. Once it is determined that a development is material, the Disclosure Committee will authorize the issuance of a news release, unless it is determined that such developments must remain confidential for the time being and appropriate control of that inside information is instituted.

The Disclosure Committee must ensure that all persons with knowledge of such confidential information are informed of their obligation to keep the information confidential until it is disclosed to the public and to refrain from trading in securities of the Company or any other company that is affected by the confidential information. The Disclosure Committee must ensure that market activity is monitored until the confidential information has been disclosed to the public.

Should a material oral statement inadvertently be made in a selective forum, the Company will issue a news release as soon as practicable in order to fully publicly disclose that information.

Annual and interim financial results should be publicly released promptly following board approval of the financial statements.

News releases will be disseminated through a news wire service that provides simultaneous national and/or international distribution. News releases will be transmitted to all stock exchange

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members, relevant regulatory bodies, major national financial media and the local media in areas where the Company has its headquarters and operations.

News releases will be simultaneously posted on the Company’s website.

If any stock exchange upon which securities of the Company are listed is open for trading at the time of a proposed announcement, prior notice of a news release announcing material information must be provided to the market surveillance department of the Investment Industry Regulatory Organization of Canada (“Market Surveillance”) to enable a trading halt, if deemed necessary. In the case of Nasdaq, weekdays from 7:00 am (ET) to 8:00 pm (ET), the proposed news release shall be provided to Nasdaq MarketWatch (“MarketWatch”) at least ten minutes prior to its public release. If a news release announcing material information is issued outside of trading hours on the TSX or weekdays from 7:00 am (ET) to 8:00 pm (ET) for Nasdaq, Market Surveillance and Market Watchmust be notified before the market opens.

In the case of the Nasdaq Stock Market, weekdays from 7:00am (ET) to 8:00pm (ET), the proposed news release shall be provided to Nasdaq MarketWatch at least ten minutes prior to its public release.

No news release can be released until the Disclosure Committee has determined that is suitable. In making this determination, the Disclosure Committee must apply the following principles:

(a)

The information must be factual, with appropriate due diligence having been performed by staff of the Company or third party advisors and must include any information the omission of which would make the rest of the disclosure misleading.

(b)	The information must present a balanced point of view.
(c)	The news release must contain sufficient detail to enable the media and investors to understand the substance and importance of the information being disclosed.
(d)

The news release must clearly and accurately communicate the nature of the information, without including unnecessary details, exaggerated reports or editorial commentary designed to colour the investment community’s perception of the announcement.

(e)	The news release must contain the name and contact information of spokespersons from whom further information may be obtained.
(f)	Disclosure shall not be made of an intention to proceed with a transaction or activity unless the Company has the ability to carry out the intent.
(g)	The news release must comply with applicable laws.

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RUMOURS

The Company does not comment, affirmatively or negatively, on rumours. This also applies to rumours on the Internet. Our spokespersons will respond consistently to those rumours, saying, “It is our policy not to comment on market rumours or speculation.” Should the stock exchange request that the Company make a definitive statement in response to a market rumour that is causing significant volatility in the stock, the CEO or CFO will consider the matter and decide whether to make a policy exception. In the event that such a policy exception is made, the Company will issue a news release addressing the relevant rumour.

FORWARD-LOOKING INFORMATION

Should the Company elect to disclose forward-looking information (“FLI”) in continuous disclosure documents, speeches, conference calls, etc., the following guidelines will be observed:

(a)	The information, if deemed material, will be broadly disseminated via news release, in accordance with this Policy.
(b)	The information will be clearly identified as forward-looking.
(c)	The Company will identify all material assumptions used in the preparation of the forward-looking information.
(d)

The information must be accompanied by a statement that identifies, in very specific terms, the risks and uncertainties that may cause the actual results to differ materially from those projected in the statement.

(e)

The information must be accompanied by a statement that disclaims the Company’s intention or obligation to update or revise the FLI, whether as a result of new information, future events or otherwise. Notwithstanding this disclaimer, should subsequent events prove past statements about current trends to be materially off target, the Company may choose to issue a news release explaining the reasons for the difference in accordance with the Company’s past practice in these matters.

(f)

The Disclosure Committee must obtain the approval of the Board or Audit Committee before issuing a news release containing FLI or financial information which is based on or derived from financial statements that have not been released.

CONTACTS WITH ANALYSTS, INVESTORS AND THE MEDIA

Disclosure in individual or group meetings does not constitute adequate disclosure of information that is considered material non-public information. If the Company intends to announce material information at an analyst or shareholder meeting or a press conference or conference call, the announcement must be preceded by a news release.

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The Company recognizes that analysts are important conduits for disseminating corporate information to the investing public and that analysts play a key role in interpreting and clarifying existing public data and in providing investors with background information and details that cannot practically be put in public documents. We recognize that meetings with significant investors are an important element of the Company’s investor relations program. The Company will meet with analysts and investors on an individual or small group basis as needed and will initiate contacts or respond to analyst and investor calls in a timely, consistent and accurate fashion in accordance with this Policy.

The Company will provide only non-material information through individual and group meetings, in addition to regular publicly disclosed information, recognizing that an analyst or investor may construct this information into a mosaic that could result in material information.

The Company will, upon request, provide the same sort of detailed, non-material information to individual investors or reporters that it has provided to analysts and institutional investors.

Where practical, more than one Company representative will be present at all individual and group meetings. Where practical, a debriefing will be held after these meetings and, if such debriefing uncovers, selective disclosure of previously undisclosed material information, the Company will immediately disclose the information broadly via news release.

QUIET PERIODS

In order to avoid the potential for selective disclosure or even the perception or appearance of selective disclosure, the Company will observe a quarterly quiet period, during which we will not initiate any meetings or telephone contacts with analysts and investors and no discussion on earnings will take place, except to respond to unsolicited inquiries of a factual nature. The quiet period commences at the close of business on the day that is 15 days before the end of the relevant financial period and ends at the close of business on the business day following the day on which a news release disclosing the quarterly financial results is issued. This quiet period does not preclude responding to inquiries concerning publicly available or non-material information as long as no discussion regarding the current period earnings takes place.

REVIEWING ANALYST DRAFT REPORTS AND MODELS

It is the Company’s policy not to review analysts’ draft research reports or models. It is our policy, when an analyst inquires about his/her estimates, to limit our comments in responding to these types of inquiries to the correction of factual errors. The Company will not confirm, or attempt to influence, an analyst’s opinions or conclusions and will not express comfort with the analyst’s model and earnings estimates.

DISTRIBUTING ANALYST REPORTS

The Company regards analyst reports as proprietary information belonging to the analyst’s firm. Re-circulating a report by an analyst may be viewed as an endorsement by the Company of the

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report. For these reasons, we will not provide analyst reports through any means, including posting such information on its website, to persons outside of the Company. The Company may post on its website a complete list, regardless of the recommendation, of all the investment firms and analysts who provide research coverage on the Company. If provided, such list will not include links to the analysts’ or any other third-party websites or publications.

CONFERENCE CALLS

Conference calls may be held for quarterly earnings and major corporate developments, in which discussion of key aspects is accessible simultaneously to all interested parties, some as participants by phone and others in a listen-only mode by phone or by Webcast on the Company’s website. The call will be preceded by a news release. Conference calls about corporate developments and other material information likely to significantly affect the Company’s share price typically will be scheduled outside trading hours where possible, to avoid or minimize the risk of selective disclosure. At the beginning of the call, the Company spokesperson will provide or refer to the location of appropriate cautionary language with respect to any FLI.

The Company will publicly announce the date and time of the call, by sending invitations to analysts, institutional investors, the media and others invited to phone in, and by news release and posting on the website for other persons to access the call. All non-material supplemental information will be posted on the website. A tape recording of the conference call or an archived audio webcast on the Internet will be made available following the call for a minimum of 30 days, for anyone interested in listening to a replay.

A debriefing will be held after the conference call and if the debriefing uncovers selective disclosure of previously undisclosed material information, the Company will immediately disclose the information broadly via a news release.

TRADING RESTRICTIONS AND BLACKOUT PERIODS

It is illegal for anyone to purchase or sell securities of any public Company with knowledge of material information affecting that Company that has not been publicly disclosed. Except in the necessary course of business, it is also illegal for anyone to inform any other person of material non-public information.

Insiders and staff with knowledge of confidential or material information about the Company or counter-parties in negotiations of material potential transactions, are prohibited from trading shares in the Company or any counter-party until the information has been fully disclosed and a reasonable period of time has passed for the information to be widely disseminated.

Trading blackout periods will apply to all staff with access to material undisclosed information during periods when financial statements are being prepared but results have not yet been publicly disclosed. The quarterly trading blackout period commences at the close of business on the day that is 15 days before the end of the relevant financial period and ends at the close of business on the business day following the day on which a news release disclosing the financial results is issued. During the blackout period, no individuals subject to a trading restriction can trade in securities of the Company.

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Other trading blackout periods may be prescribed from time to time as a result of special circumstances relating to the Company during which insiders of the Company would be precluded from trading in securities of the Company. All parties with knowledge of special circumstances should be covered by the blackout and may include external advisors such as legal counsel, investment bankers and counter-parties in negotiations of material potential transactions.

Staff who routinely know of undisclosed material information may not purchase or sell the Company securities with the intention of reselling or buying back in a relatively short period of time in the exception of a rise or fall in the market price of the securities (as distinguished from purchasing or selling securities as part of a long-term investment program). Staff may not, at any time, sell the Company securities short or buy or sell call or put options or other derivatives in respect of the Company securities.

Immediately after becoming an insider and immediately following trading in securities of the Company, an insider must complete all insider reports required by the securities regulators and provide the insider report to the Corporate Secretary for filing in a timely fashion.

COMMUNICATION AND ENFORCEMENT

New directors, officers, employees and contractors will be advised of this disclosure policy and its importance. This disclosure policy will be brought to the attention of all staff on an annual basis.

A staff member who violates this disclosure policy may face disciplinary action up to and including termination of his or her employment/involvement with the Company. The violation of this disclosure policy may also violate certain securities laws. If the Company discovers that a staff member has violated any securities laws, we may refer the matter to the appropriate regulatory authorities, which could lead to penalties, fines or imprisonment.

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APPENDIX A

EXAMPLES OF INFORMATION THAT MAY BE MATERIAL

(Reproduced from National Policy 51-201)

Changes in corporate structure

◾	changes in share ownership that may affect control of the Company
◾	major reorganizations, amalgamations, or mergers
◾	take-over bids, issuer bids, or insider bids

Changes in capital structure

◾	the public or private sale of additional securities
◾	planned repurchases or redemptions of securities
◾	planned splits of common shares or offerings of warrants or rights to buy shares
◾	any share consolidation share exchange, or stock dividend
◾	changes in a Company’s dividend payments or policies
◾	the possible initiation of a proxy fight
◾	material modifications to the rights of security holders

Changes in financial results

◾	a significant increase or decrease in near-term earnings prospects
◾	unexpected changes in the financial results for any period
◾	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs
◾	changes in the value or composition of the Company’s assets
◾	any material change in the Company’s accounting policies

Changes in business and operations

◾	any development that affects the Company’s resources, technology, products or markets
◾	a significant change in capital investment plans or corporate objectives
◾	major labour disputes or disputes with major contractors or suppliers

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◾	significant new contracts, products, patents, or services or significant losses of contracts or business
◾	significant discoveries by resource companies
◾	changes to the Board or executive management, including the departure of the Company’s CEO, CFO, COO or president (or persons in equivalent positions)
◾	the commencement of, or developments in, material legal proceedings or regulatory matters
◾	waivers of corporate ethics and conduct rules for officers, directors, and other key employees/contractors
◾	any notice that reliance on a prior audit is no longer permissible
◾	de-listing of the Company’s securities or their movement from one quotation system or exchange to another

Acquisitions and dispositions

◾	significant acquisitions or dispositions of assets, property or joint venture interests
◾	acquisitions of other companies, including a take-over bid for, or merger with, another Company

Changes in credit arrangements

◾	the borrowing or lending of a significant amount of money
◾	any mortgaging or encumbering of the Company’s assets
◾	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors
◾	changes in rating agency decisions
◾	significant new credit arrangements

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EXAMPLES OF INFORMATION THAT MAY BE MATERIAL

(Reproduced from Section 410 of the TSX Company Manual)

◾	changes in share ownership that may affect control of the Company
◾	changes in corporate structure, such as reorganizations, amalgamations, etc.
◾	take-over bids or issuer bids
◾	major corporate acquisitions or dispositions
◾	changes in capital structure
◾	borrowing of a significant amount of funds
◾	public or private sale of additional securities
◾	development of new products and developments affecting the Company’s resources, technology, products or market
◾	significant discoveries by resource companies
◾	entering into or loss of significant contracts
◾	firm evidence of significant increases or decreases in near-term earnings prospects
◾	changes in capital investment plans or corporate objectives
◾	significant changes in management
◾	significant litigation
◾	major labour disputes or disputes with major contractors or suppliers
◾	events of default under financing or other arrangements
◾	any other developments relating to the business and affairs of the Company that would reasonably be expected to significantly affect the market price or value of any of the Company’s securities or that would reasonably be expected to have a significant influence on a reasonable investor’s investment decisions

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